Exhibit 99.1

Ovid Therapeutics Reports Business Update, Fourth Quarter and Full Year 2021 Financial Results

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Ovid executing on its strategy to build a leading epilepsy pipeline

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OV329 expected to enter the clinic in 2022

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Organization reshaped to reduce personnel by 20% and increase operational efficiency

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Targeted business development continues to support the pipeline

NEW YORK, March 15, 2022 -- Ovid Therapeutics Inc. (NASDAQ: OVID), a biopharmaceutical company committed to developing medicines that transform the lives of people with epilepsies and seizure-related disorders, today provided a business update and reported financial results for the fourth quarter and full year ended December 31, 2021.

"Ovid is disciplined in our focus to become a leader in epilepsy therapies. We are advancing a pipeline with novel mechanisms of action, which we hope will become medicines for the nearly 20-40% of epilepsy patients who continue to experience seizures on current therapies,” said Jeremy M. Levin, D. Phil, MB BChir, Chairman and Chief Executive Officer of Ovid. “We are on track to initiate a clinical trial this year for OV329, a novel GABA aminotransferase inhibitor for tuberous sclerosis seizures, and we look forward to Takeda presenting pivotal Phase 3 results on soticlestat in Dravet and Lennox-Gastaut syndromes in 2023.”

Dr. Levin added, “We believe the organizational changes announced today ensure that Ovid has a focused team and substantial cash runway to execute on our strategy. We are grateful to our departing colleagues who contributed their expertise to our company, programs and patients. We wish them great success in the future.”

Business Update and Strategy

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R&D strategy focused on novel epilepsy medicines: Ovid is harnessing its deep expertise to advance two novel mechanisms of action for treating epilepsies. Additionally, the Company has secured a portfolio of genetic targets from academic collaborators, including Columbia University, which it believes will create the foundation for a world-class epilepsy pipeline.

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Financial strategy designed to reduce operating expenditures and extend runway: Today, Ovid announced it is reshaping the organization to focus primarily on the advancement of its epilepsy and seizure-related programs. The organizational changes are expected to both reduce the Company’s workforce by approximately 20% and extend the cash runway beyond 2024. See “Non-GAAP Financial Measures” below for a discussion of non-GAAP adjusted operating expenses.

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Business development strategy: Ovid intends to continue executing disciplined transactions that align with its strategy, including acquiring or licensing assets, platform and delivery technologies that support its small molecule and genetic epilepsy targets. The Company also seeks to create value from prior programs. Recent activities include:

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In February 2022, Ovid entered an option agreement with Healx for an exclusive license to gaboxadol (OV101). Healx secured from Ovid an option to exclusively license rights to develop and commercialize gaboxadol (OV101). Healx has stated that it will investigate the compound as part of a potential combination therapy for Fragile X syndrome, as well as treatment for other indications.

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In February 2022, the Company entered into an exclusive patent license agreement with Marinus related to the use of ganaxolone in CDKL5. If Marinus’ New Drug Application (NDA) for ganaxolone is approved, Ovid will be eligible to receive equity or cash at Ovid’s option, as well as potential single digit royalties on future net sales of ganaxolone in CDKL5.

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Ovid has begun exploration of additional business development activities, including securing other compounds and out-licensing non-core programs.

Pipeline Updates & Anticipated Milestones

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Investigational New Drug Application (IND) of OV329 expected in 2022. OV329 is a GABA aminotransferase inhibitor with the potential to treat seizures associated with tuberous sclerosis complex and infantile spasms.

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Preclinical development of OV350, a direct KCC2 activator, is advancing. Building on experience with Takeda, Ovid expanded its epilepsy franchise by in-licensing a program from AstraZeneca that targets the KCC2 receptor, including lead candidate OV350. The Company intends to develop OV350 for the treatment of epilepsies.

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Takeda Pharmaceuticals, to which Ovid out-licensed soticlestat, has disclosed that it estimates soticlestat will receive regional regulatory decisions in its fiscal year 2023. Ovid is eligible to receive up to $660 million in regulatory and commercial milestone payments, as well as royalties of up to 20% on global sales of soticlestat if it is approved and commercialized. These potential payments represent a possible non-dilutive cash stream, as Ovid has no further financial obligations for soticlestat.

Fourth Quarter and Year-End December 31, 2021 Financial Results

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Cash and cash equivalents as of December 31, 2021 was $187.8 million.
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Revenue was zero and $208.4 million for the fourth quarter and for the year ended December 31, 2021, respectively, as compared to $5.7 million and $12.6 million for the same periods in 2020. The annual increase of $195.8 million consisted of the receipt of the one-time upfront payment of $196.0 million pursuant to the Royalty, License and Termination Agreement with Takeda, and $12.4 million recognized in connection with the termination of the license and collaboration agreement with Angelini Pharma.
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Research and development expenses were $18.1 million and $46.9 million for the fourth quarter and for the year ended December 31, 2021, respectively, as compared to $16.9 million and $63.4 million for the same periods in 2020. The annual reduction in expenditures was largely due to cessation of clinical development programs related to gaboxadol and soticlestat offset by the license acquisition cost for OV350.
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General and administrative expenses were $8.3 million and $37.2 million for the fourth quarter and year ended December 31, 2021, respectively, as compared to $10.4 million and $30.6 million for the same periods in 2020. The annual increase of $6.6 million primarily consisted of increases in business development and professional services fees.
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The Company reported a net loss of $26.0 million, or basic and diluted net loss per share attributable to common stockholders of $0.38, for the fourth quarter of 2021, as compared to a net loss of $22.0 million, or basic and diluted net loss per share attributable to common stockholders of $0.34, for the same period in 2020. The Company reported net income of $122.8 million, or basic and diluted net income per share attributable to common stockholders of $1.78 and $1.76, respectively, for the year ended December 31, 2021, compared to a net loss of $81.0 million, or basic and diluted net loss per share attributable to common stockholders of $1.39, for the year ended December 31, 2020.
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Operating expenses were $26.4 million in the quarter ended December 31, 2021, and non-GAAP adjusted operating expenses (which exclude non-recurring expenses and non-cash expenses; see table on Reconciliation of Non-GAAP Expenses) were $11.6 million for the quarter. The operating expenses were greater than the non-GAAP adjusted guidance of $8.0 – $10.0 million range for the quarter primarily due to increased business development costs. See “Non-GAAP Financial Measures” below for a discussion of non-GAAP adjusted operating expenses.

Non-GAAP Financial Measures

This press release presents non-GAAP adjusted operating expenses on a historical and projected basis. For the period presented, non-GAAP adjusted operating expenses exclude from operating expenses, as calculated and presented in accordance with GAAP, the following non-recurring and non-cash items: license acquisition costs; wind down of OV101 clinical costs; stock-based compensation. Non-GAAP adjusted operating expenses is a financial measure that has not been prepared in accordance with GAAP. Accordingly, investors should consider non-GAAP adjusted operating expenses in addition to, but not as a substitute for, operating expenses that we calculate and present in accordance with GAAP. Among other things, our management uses non-GAAP adjusted operating expenses to establish budgets and operational goals and to manage our business. Other companies may define or use this measure in different ways. We believe that the presentation of non-GAAP adjusted operating expenses provides investors and management with helpful supplemental information relating to operating performance and trends. A table reconciling non-GAAP adjusted operating expenses to operating expenses for all historical periods presented is included below under the heading “Reconciliation of Non-GAAP Adjusted Operating Expenses to Operating Expenses.” A quantitative reconciliation of projected non-GAAP adjusted operating expenses to operating expenses is not available without unreasonable effort primarily due to our inability to predict with reasonable certainty the amount of future stock-based compensation expense and non-recurring expenses.

About Ovid Therapeutics

Ovid Therapeutics Inc. is a New York-based biopharmaceutical company using its BoldMedicine® approach to develop medicines that transform the lives of patients with epilepsies and seizure-related disorders. Ovid’s current pipeline programs include: OV329, a small molecule GABA aminotransferase inhibitor for seizures associated with Tuberous Sclerosis Complex and Infantile Spasms; OV350, a direct KCC2 activator for potential treatment of epilepsies; OV882, a short hairpin RNA therapy approach for Angelman syndrome; OV815, a genetic therapy approach for KIF1A-associated neurological disorders; and other research targets. Additionally, Ovid maintains a significant financial interest in the future regulatory development and potential commercialization of soticlestat, which Takeda is responsible for advancing globally. Two Phase 3 trials for soticlestat in Dravet syndrome and Lennox-Gastaut syndrome are active. For more information on Ovid, please visit www.ovidrx.com.

Forward-Looking Statements

This press release includes certain disclosures that contain “forward-looking statements,” including, without limitation, statements regarding the development of Ovid’s product candidate pipeline and achievement of expected near- and long-term milestones, Ovid's strategic approach and business development intentions and opportunities and ability to execute thereon and realize the desired benefits thereof, the potential therapeutic benefits of Ovid's current or future product candidates, the clinical and regulatory development and potential commercialization of soticlestat, OV329, OV350, or any of Ovid’s other current or future product candidates, Ovid’s eligibility for potential milestone and royalty payments, Ovid’s expectations regarding cost savings related to and the timing of completion of its organizational restructuring, and Ovid’s expectations regarding its cash runway. You can identify forward-looking statements because they contain words such as “will,” “appears,” “believes” and “expects.” Forward-looking statements are based on Ovid’s current expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, uncertainties inherent in the preclinical and clinical development and regulatory approval processes, risks related to Ovid’s ability to achieve its financial objectives, the risk that Ovid may not be able to realize the intended benefits of its technology or its business strategy, risks related to Ovid’s ability to identify acquisition targets or strategic partners, to enter into strategic transactions on favorable terms, or to consummate and realize the benefits of any strategic transactions or acquisitions and risks to Ovid's or any of its collaboration partners’ abilities to meet anticipated deadlines and milestones presented by the ongoing COVID-19 pandemic. Additional risks that could cause actual results to differ materially from those in the forward-looking statements are set forth under the caption “Risk Factors” in Ovid’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on November 10, 2021, and in future filings Ovid makes with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Ovid assumes no obligation to update any forward-looking statements contained herein, whether because of any new information, future events, changed circumstances or otherwise, except as otherwise required by law.

Condensed Consolidated Statements of Operations

Unaudited

	For the Three Months Ended December 31,	For the Three Months Ended December 31,	For the Year Ended December 31,	For the Year Ended December 31,
	2021	2020	2021	2020
Revenue:
License and other revenue	$ -	$ 5,703,187	$ 12,382,779	$ 12,617,221
License revenue - related party	-	-	196,000,000	-
Total revenue	-	5,703,187	208,382,779	12,617,221
Operating expenses:
Research and development	$ 18,089,614	$ 16,883,784	$ 46,939,583	$ 63,417,394
General and administrative	8,264,050	10,410,644	37,234,104	30,630,804
Total operating expenses	26,353,664	27,294,428	84,173,687	94,048,198
Income (loss) from operations	(26,353,664)	(21,591,241)	124,209,092	(81,430,977)
Other (expense) income, net	3,901	(438,260)	(45,690)	395,401
Income (loss) before provision (benefit) for income taxes	(26,349,763)	(22,029,501)	124,163,402	(81,035,576)
Provision (benefit) for income taxes	(349,714)	-	1,328,818	-
Net income (loss)	$ (26,000,049)	$ (22,029,501)	$ 122,834,584	$ (81,035,576)
Net income (loss) per share, basic	$ (0.38)	$ (0.34)	$ 1.78	$ (1.39)
Net income (loss) per share, diluted	$ (0.38)	$ (0.34)	$ 1.76	$ (1.39)
Weighted-average common shares outstanding basic	68,159,651	64,004,719	67,479,403	58,451,293
Weighted-average common shares outstanding diluted	68,159,651	64,004,719	68,067,992	58,451,293

Select Condensed Balance Sheet Data

Unaudited

	December 31,	December 31,
	2021	2020

Cash and cash equivalents	$ 187,797,532	$ 72,033,930
Working capital[1]	175,680,808	52,780,426
Total assets	194,544,757	75,925,518
Total stockholder's equity	179,746,436	43,631,656

[1]Working capital defined as current assets less current liabilities

Reconciliation of Non-GAAP Adjusted Operating Expenses to Operating Expenses

	Three Months Ended December 31,	Year Ended December 31,
	2021	2021

Operating expenses	$ 26,353,664	$ 84,173,687

Non-recurring and non-cash items included therein:
License Acquisition Costs expensed to R&D	$ 12,300,000	$ 12,300,000
Stock-based compensation	1,315,198	5,054,457
Legal and professional fees related to License Acquisition	$ 745,503	$ 745,503
Wind-down of OV101 clinical costs	345,454	6,855,021

Non-GAAP adjusted operating expenses	$ 11,647,509	$ 59,218,706

Contacts

Investors and Media:

Ovid Therapeutics Inc.

Meg Alexander

917-943-6681

malexander@ovidrx.com

OR

Investors:

Argot Partners

Dawn Schottlandt

212-600-1902

ovid@argotpartners.com